Exhibit 99.3

COLFAX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet assumes that the acquisition of Soldex S.A. ("Soldex") took place on September 28, 2012 (the "Soldex Acquisition") and combines the September 28, 2012 Condensed Consolidated Balance Sheet of Colfax Corporation ("the Company" or "Colfax") with Soldex's September 30, 2012 consolidated balance sheet. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2011 and the nine months ended September 28, 2012 assume that the Soldex Acquisition and the acquisition of Charter International plc ("Charter") by Colfax (the "Charter Acquisition") took place on January 1, 2011.

The Unaudited Pro Forma Financial Statements are based upon the historical financial statements of Colfax, Soldex and Charter, as well as publicly available information, and certain assumptions which Colfax believes to be reasonable, which are detailed in "Notes to Pro Forma Condensed Combined Financial Statements" below. These statements were prepared using the acquisition method of accounting under accounting principles generally accepted in the United States of America ("U.S. GAAP"), which are subject to change and interpretation. Colfax has been treated as the acquirer in the Charter Acquisition and the Soldex Acquisition for accounting purposes. Acquisition accounting is dependent upon certain valuations and other studies that have yet to be finalized, and accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect Colfax's best estimate and are subject to change once the detailed analyses are completed. These adjustments may be material.

The historical financial statements of Soldex and Charter have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). The Unaudited Pro Forma Financial Statements reflect certain adjustments to the financial statements of Soldex and Charter to align with Colfax's U.S. GAAP accounting policies. The adjustments reflect Colfax's best estimates based upon the information available and are subject to change once detailed information is obtained. On July 1, 2011, the predecessor to Soldex, now known as Futurea Consorcio Inmobiliaro S.A., spun-off its welding business Soldaduras Peruanas ("Peru") and transferred all related assets and liabilities to Soldex for periods prior to July 1, 2011. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 include adjustments to address the results of operations of Peru for the period prior to transfer. Additionally, certain items have been reclassified from the historical financial statements of Soldex and Charter to align with Colfax's financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements have been translated from Peruvian nuevo soles (S./) and Great British pounds (£) using the following historical exchange rates:

	S.//$	£/$
June 30, 2011 average spot rate	0.3634	n/a
December 31, 2011 average spot rate	0.3674	1.6063
September 28, 2012 average spot rate	0.3764	n/a
September 28, 2012 period end rate	0.3851	n/a

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the acquisitions been completed as of the dates indicated above. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or operating results of the combined company. Although Colfax is aware of transactions between Colfax subsidiaries and Charter subsidiaries during the year ended December 31, 2011, these transactions were not considered material or eliminated in the adjustments discussed in more detail below.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with:

•	the Notes to Pro Forma Condensed Combined Financial Statements;

•	the consolidated financial statements of Colfax Corporation for the year ended December 31, 2011 and the nine months ended September 28, 2012; and

•	the consolidated financial statements of Soldex for the year ended December 31, 2011 and the nine months ended September 30, 2012.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 28, 2012
(In thousands of U.S. dollars, except share amounts and as indicated)

		Pro Forma Adjustments
	Colfax	Charter Transaction Adjustments	Colfax Pro Forma - Charter Acquisition	Soldex in S/.	Soldex in $	Soldex Transaction Adjustments	Pro Forma Colfax	Note Reference
Net sales	$2,886,459	$69,425	$2,955,884	269,708	$101,531	$—	$3,057,415	4(a)
Cost of sales	2,041,904	27,438	2,069,342	161,334	60,734	—	2,130,076	4(a), 4(b)
Gross profit	844,555	41,987	886,542	108,374	40,797	—	927,339	4(a)
Selling, general and administrative expense	661,191	(20,596)	640,595	55,774	20,996	2,170	663,761	4(a), 4(b), 6(b)(ii)
Charter acquisition-related expense	43,617	(43,617)	—	—	—	—	—	4(c)
Restructuring and other related charges	43,066	—	43,066	—	—	—	43,066
Asbestos coverage litigation expense	8,840	—	8,840	—	—	—	8,840
Operating income (loss)	87,841	106,200	194,041	52,600	19,801	(2,170)	211,672
Interest expense	68,280	—	68,280	5,873	2,211	—	70,491
Income (loss) before income taxes	19,561	106,200	125,761	46,727	17,590	(2,170)	141,181
Provision for (benefit from) income taxes	86,891	(27,449)	59,442	14,798	5,571	687	65,700	4(f)
Net (loss) income	(67,330)	133,649	66,319	31,929	12,019	(2,857)	75,481
Less: net income attributable to noncontrolling interest	16,808	—	16,808	—	—	886	17,694	6(d)
Net (loss) income attributable to Colfax Corporation	(84,138)	133,649	49,511	31,929	12,019	(3,743)	57,787
Dividends on preferred stock	13,879	—	13,879	—	—	—	13,879
Net (loss) income available to Colfax Corporation common shareholders	$(98,017)	$133,649	$35,632	31,929	$12,019	$(3,743)	$43,908
Net (loss) income per share—basic and diluted	$(1.09)						$0.41	6(c)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2011
(In thousands of U.S. dollars, except share amounts and as indicated)

			Pro Forma Adjustments
	Colfax	Charter IFRS in £	Charter IFRS in $	Charter US GAAP Adjustments	Charter Transaction Adjustments	Colfax Pro Forma - Charter Acquisition	Soldex in S/.	Soldex in $	Soldex Transaction Adjustments	Pro Forma Colfax	Note Reference
Net sales	$693,392	£1,994,000	$3,202,962	$—	$—	$3,896,354	263,875	$96,959	$34,483	$4,027,796	6(b)(iv)
Cost of sales	453,293	1,436,100	2,306,807	(52,685)	21,451	2,728,866	153,543	56,419	24,441	2,809,726	4(b), 5, 6(b)(i), 6(b)(iv)
Gross profit	240,099	557,900	896,155	52,685	(21,451)	1,167,488	110,332	40,540	10,042	1,218,070
Selling, general and administrative expense	162,761	488,300	784,356	(27,904)	70,530	989,743	64,255	23,610	9,798	1,023,151	4(b), 5, 6(b)(ii), 6(b)(iv)
Charter acquisition-related expense	31,052	—	—	55,050	(86,102)	—	—	—	—	—	4(c), 5
Restructuring and other related charges	9,680	—	—	52,364	—	62,044	—	—	—	62,044	5
Asbestos coverage litigation expense	10,700	—	—	—	—	10,700	—	—	—	10,700
Operating income (loss)	25,906	69,600	111,799	(26,825)	(5,879)	105,001	46,077	16,930	244	122,175
Interest expense	5,919	17,200	27,628	(4,016)	83,459	112,990	4,440	1,631	991	115,612	4(d), 5, 6(b)(iv)
Income (loss) before income taxes	19,987	52,400	84,171	(22,809)	(89,338)	(7,989)	41,637	15,299	(747)	6,563
Provision for income taxes	15,432	19,100	30,680	8,354	23,649	78,115	13,759	5,056	3,568	86,739	4(f), 5, 6(b)(iv)
Net income (loss)	4,555	33,300	53,491	(31,163)	(112,987)	(86,104)	27,878	10,243	(4,315)	(80,176)
Less: net income (loss) attributable to noncontrolling interest	—	11,400	18,312	(2,731)	—	15,581	—	—	705	16,286	5, 6(d)
Net income (loss) attributable to Colfax Corporation	4,555	21,900	35,179	(28,432)	(112,987)	(101,685)	27,878	10,243	(5,020)	(96,462)
Dividends on preferred stock	—	—	—	—	20,400	20,400	—	—	—	20,400	4(e)
Net income (loss) available to Colfax Corporation common shareholders	$4,555	£21,900	$35,179	$(28,432)	$(133,387)	$(122,085)	27,878	$10,243	$(5,020)	$(116,862)
Net income (loss) per share—basic and diluted	$0.10									$(1.38)	6(c)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 28, 2012
(In thousands of U.S. dollars, except share amounts and as indicated)

			Proforma Adjustments
	Colfax	Soldex IFRS in S/.	Soldex IFRS in $	U.S. GAAP Reclassifications	Transaction Adjustments	Pro Forma Colfax	Note Reference
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$517,343	42,577	$16,398	$—	$(183,373)	$350,368	6(b)
Trade receivables, less allowance for doubtful accounts of $8,920	882,867	49,302	18,988	—	—	901,855
Inventories, net	519,358	90,376	34,807	—	377	554,542	6(b)(i)
Other current assets	313,948	10,436	4,018	—	770	318,736	6(b)(i)
Total current assets	2,233,516	192,691	74,211	—	(182,226)	2,125,501
Property, plant and equipment, net	662,294	73,729	28,396	647	—	691,337	6(a)
Goodwill	1,929,436	130,984	50,446	—	63,350	2,043,232	6(b)
Intangible assets, net	745,583	125,713	48,416	(647)	17,192	810,544	6(a), 6(b)
Other assets, net	484,895	—	—	—	—	484,895
Total assets	$6,055,724	523,117	$201,469	$—	$(101,684)	$6,155,509

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$34,033	35,020	$13,487	$—	$—	$47,520
Accounts payable	636,521	19,177	7,386	—	—	643,907
Accrued liabilities	550,060	30,940	11,916	—	896	562,872	6(b)(iii)
Total current liabilities	1,220,614	85,137	32,789	—	896	1,254,299
Long-term debt, less current portion	1,659,070	71,436	27,512	—	—	1,686,582
Other liabilities	996,343	10,961	4,221	—	16,617	1,017,181	6(a), 6(b)(iii)
Total liabilities	3,876,027	167,534	64,522	—	17,513	3,958,062
Equity:
Preferred stock	14	—	—	—	—	14
Common stock	94	94,475	36,386	—	(36,386)	94
Additional paid-in capital	2,191,064	188,956	72,773	—	(72,773)	2,191,064
(Accumulated deficit) Retained earnings	(153,520)	65,322	25,158	—	(25,158)	(153,520)
Accumulated other comprehensive loss	(81,141)	6,830	2,630	—	(2,630)	(81,141)
Total Colfax Corporation equity	1,956,511	355,583	136,947	—	(136,947)	1,956,511
Noncontrolling interest	223,186	—	—	—	17,750	240,936	6(d)
Total Equity	2,179,697	355,583	136,947	—	(119,197)	2,197,447
Total liabilities and equity	$6,055,724	523,117	$201,469	$—	$(101,684)	$6,155,509

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transactions

On October 31, 2012, Colfax completed the acquisition of approximately 91% of the outstanding common and investment shares of Soldex, a corporation that is organized under the laws of Peru that supplies welding products from its plants located in Peru and Colombia. Colfax's 91% interest consists of 187,310,251 Soldex common shares and 71,106,571 Soldex investment shares for total consideration of approximately $183.3 million.

On January 13, 2012, Colfax completed the Charter Acquisition for a total purchase price of approximately $2.6 billion. The Charter Acquisition was accounted for using the acquisition method of accounting and accordingly, the Condensed Consolidated Financial Statements of Colfax include the financial position and results of operations from the date of acquisition.

2. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements have been compiled from underlying financial statements prepared in accordance with U.S. GAAP and reflects the Soldex Acquisition and the Charter Acquisition prepared using the acquisition method of accounting under existing U.S. GAAP standards. The fair value of the assets and liabilities of Charter and Soldex reflect Colfax's best estimate and are subject to change once detailed analyses are completed. These adjustments may be material.

The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of Soldex as of the effective dates of the Soldex Acquisition will be allocated to Goodwill. Colfax defines fair value in accordance with U.S. GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The preliminary purchase price allocation is subject to finalizing Colfax's analysis of the fair value of Soldex's assets and liabilities as of the effective date of the Soldex Acquisition and will be adjusted upon completion of the valuation. The use of different estimates could yield materially different results.

Colfax's Condensed Consolidated Balance Sheet as of September 28, 2012 reflected Colfax's best estimate of the aggregate fair value of the assets acquired and liabilities assumed in the Charter Acquisition. These amounts were determined based upon certain valuations and studies that have yet to be finalized, and accordingly, the assets acquired and liabilities assumed, are subject to adjustment once the detailed analyses are completed. There is also a required change of control payment related to a defined benefit pension plan which is based on plan provisions which must be interpreted by an actuary. Such interpretation and the related financial statement impact have not yet been received.

The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to reflect the financial position or results of operations which would have actually resulted had the acquisitions been effected on the dates indicated. Further, the results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

3. Summary of Significant Accounting Policies

The Unaudited Pro Forma Condensed Combined Financial Statements have been compiled consistent with Colfax's accounting policies. These accounting policies differ from those of Soldex and Charter. The adjustments made to align the financial statements of Charter and Soldex prepared in accordance with IFRS with Colfax's U.S. GAAP accounting policies are discussed in Note, 5 "Charter U.S. GAAP Adjustments" and Note 6, "Soldex Transaction Adjustments."

Balances have been translated from £ and S./ to $ using average exchange rates applicable during the periods presented for the Unaudited Pro Forma Condensed Combined Statements of Operations and the period end S./ exchange rate for the Unaudited Pro Forma Condensed Combined Balance Sheet.

4. Pro Forma Adjustments - Charter Transaction Adjustments

The following adjustments have been made to the Unaudited Pro Forma Condensed Combined Financial Statements related to the Charter Acquisition:

(a) In accordance with the acquisition method of accounting, the results of operations of Charter were included in Colfax's Condensed Consolidated Financial Statements beginning on the date of acquisition, January 13, 2012. The Unaudited

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

Pro Forma Condensed Combined Financial Statements include the following adjustments to include the results of operations of Charter during the period prior to January 13, 2012:

(In thousands of U.S. dollars)
Sales	$69,425
Cost of sales	48,889
Gross profit	20,536
Selling, general and administrative expense	20,536

(b) The Charter Acquisition resulted in increased amortization expense associated with identifiable intangible assets and inventory step-up, which was estimated using significant assumptions such as the amount and timing of projected cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's life cycle, including competitive trends and other factors. The adjustment to the respective Unaudited Pro Forma Condensed Combined Statement of Operations assuming the transaction closed on January 1, 2011 is summarized as follows:

	Nine Months Ended September 28, 2012	Year Ended December 31, 2011
	(In thousands of U.S. dollars)
To record inventory step-up and backlog amortization in first year of acquisition:
Cost of sales	$(21,451)	$21,451
Selling general administrative expense	(41,132)	57,425

To adjust other intangible asset amortization, less the historical Charter amortization and impairment expense:
Selling general administrative expense	—	13,105

(c) In connection with the Charter Acquisition, Colfax and Charter incurred advisory, legal, audit, valuation and other professional fees, termination payments to Charter executives and realized losses on acquisition-related foreign exchange derivatives. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 28, 2012 reflects the elimination of $43.6 million of transaction expenses incurred by Colfax and the year ended December 31, 2011 reflects the elimination of a total of $81.0 million, approximately $31.0 million and $55.0 million of which were incurred by Colfax and Charter, respectively.

(d) In conjunction with the financing of the Charter Acquisition, on January 13, 2012, Colfax terminated its previous credit agreement with Bank of America and incurred debt consisting of: (i) a $200 million term A-1 facility, (ii) a $500 million term A-2 facility, (iii) a €157.6 million term A-3 facility and (iv) a $900 million term B facility pursuant to a credit agreement (the "Deutsche Bank Credit Agreement") with Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and certain other lender parties named therein. In addition, the Deutsche Bank Credit Agreement has two revolving credit facilities which total $300 million in commitments. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 includes $83.5 million of incremental interest expense associated with the Deutsche Bank Credit Agreement, including amortization of original issue discount and deferred financing fees and elimination of interest expense on existing debt.

(e) In connection with financing the Charter Acquisition, on January 24, 2012, the Company sold 13,877,552 shares of newly created Series A perpetual convertible preferred stock, referred to as the Series A Preferred Stock. Under the terms of the Series A Preferred Stock, holders are entitled to receive cumulative cash dividends, payable quarterly, at a per annum rate of 6% of the liquidation preference (defined as $24.50, subject to customary antidilution adjustments), provided that the dividend rate shall be increased to a per annum rate of 8% in the Company fails to pay the full amount of any dividend required to be paid on such shares until the date that full payment is made. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 includes an adjustment to reflect the payment of $20.4 million of dividends on the Series A Preferred Stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

(f) Upon completion of the Charter Acquisition, certain deferred tax assets existing at the date were reassessed in light of the impact of the acquired businesses on expected future income or loss by country and future tax planning, including the impact of the post-acquisition capital structure. This assessment resulted in an increase in the Company's valuation allowance to provide full valuation allowances against U.S. deferred tax assets. The increased valuation allowance resulted in an increase to the Provision for income taxes included in Colfax's Condensed Consolidated Statement of Operations for the nine months ended September 28, 2012. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 28, 2012 includes an adjustment to reverse this impact and it is included as an adjustment in the year ended December 31, 2011 assuming that the Charter Acquisition was effective on January 1, 2011.

5. Pro Forma Adjustments - Charter U.S. GAAP Adjustments

Certain adjustments and reclassifications have been made to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 to align the Charter financial statements prepared in accordance with IFRS with Colfax's U.S. GAAP presentation and accounting policies. These adjustments and reclassifications are summarized as follows:

	Year Ended December 31, 2011
	U.S. GAAP Reclassifications	U.S. GAAP Adjustments	Total U.S. GAAP Adjustments	Reference
	(In thousands of U.S. dollars)
Net sales	$—	$—	$—
Cost of sales	(47,706)	(4,979)	(52,685)	(c), (d), (f), (k)
Gross profit	47,706	4,979	52,685
Selling, general and administrative expense	(57,138)	29,234	(27,904)	(a), (c), (d), (e), (f), (g), (h), (j), (l)
Charter acquisition-related expense	55,050	—	55,050	(e)
Restructuring and other related charges	52,364	—	52,364	(c)
Asbestos coverage litigation expense	—	—	—
Operating income	(2,570)	(24,255)	(26,825)
Interest expense	(3,856)	(160)	(4,016)	(a), (b), (j)
Income before income taxes	1,286	(24,095)	(22,809)
Provision for income taxes	1,286	7,068	8,354	(b), (i)
Net (loss) income	—	(31,163)	(31,163)
Less: net income attributable to noncontrolling interest	—	(2,731)	(2,731)
Net income attributable to Colfax Corporation	—	(28,432)	(28,432)
Dividends on preferred stock	—	—	—
Net (loss) income available to Colfax Corporation common shareholders	$—	$(28,432)	$(28,432)

(a) To reclassify $2.6 million of interest expense related to retirement benefit obligations to Selling, general and administrative expense, which is consistent with Colfax's policy.

(b) To reclassify $1.3 million of interest expense related to uncertain tax positions to Provision for income taxes, which is consistent with Colfax's policy.

(c) To reclassify $22.8 million and $29.6 million from Cost of sales and Selling, general and administrative expense, respectively, to Restructuring and other related charges, which is consistent with Colfax's policy.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

(d) To reclassify $24.9 million of research and development expense from Cost of sales to Selling, general and administrative expense, which is consistent with Colfax's policy.

(e) To reclassify $55.0 million of Charter acquisition-related expense from Selling, general and administrative expense, which is consistent with Colfax's policy. See Note 4 (c) above for further discussion regarding these expenses.

(f) Under IFRS, costs associated with capitalization of intangible assets are classified into research phase costs, which are always expensed and development phase costs, which are capitalized provided they meet specific criteria. Under U.S. GAAP, research and development costs are expensed as incurred. Only under limited circumstances may development costs be capitalized, such as costs for the development of internal use software. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 reflects adjustments to reverse $5.5 million of amortization recorded to Cost of sales under IFRS and to recognize $11.1 million of research and development costs in Selling, general and administrative expense.

(g) Upon initial transition to IFRS, Charter elected to record certain assets at their “fair value as deemed cost” at the date of transition as permitted by IFRS. Under U.S. GAAP, revaluation of fixed assets is not permitted. Accordingly, Selling general and administrative expense in the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2011 includes an adjustment to reverse $0.3 million of incremental depreciation expense recorded under IFRS.

(h) Under IFRS, actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions were recognized by Charter in full in the period in which they occurred directly within equity, in the statement of comprehensive income. Under this IFRS policy option, amounts are not subsequently recognized in the income statement. U.S. GAAP requires that actuarial gains or losses are either recognized in full in the income statement or are deferred using the “corridor approach” (e.g., deferred in accumulated other comprehensive income (AOCI) on the balance sheet in order to reflect the funded status of defined benefit plans, and amortized as a component of net periodic benefits expense over the remaining life expectancy of the plan participants) or any systematic method that results in faster recognition than the corridor approach. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2011 include the related incremental expense of $7.7 million.

(i) Under U.S. GAAP, an uncertain tax position is measured based on a cumulative probability model, whereby the largest amount of tax benefit/cost that is more likely than not of being realized upon ultimate settlement is the amount recorded. The cumulative probability approach is not permitted under IFRS and instead an expected value or single best estimate of the most likely outcome is used. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2011 includes the related incremental provision for income taxes of $11.9 million to align the measurements of uncertain tax positions as required by U.S. GAAP.

(j) In determining the amount of provision for a liability that is uncertain in timing or amount of settlement, IFRS requires recognition of the best estimate of the amount that would be required to settle an obligation, and where a range of equally possible outcomes exists, the midpoint estimate is accrued. Under U.S. GAAP, when no amount within a range is a better estimate than any other amount, the low end of the range is accrued. In addition, it is Colfax's policy to not record anticipated future legal defense costs under U.S. GAAP. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 includes the reversal of the release of provisions recognized in Selling, general and administrative expenses under IFRS of $10.9 million associated with the difference in related accruals of legal estimates and defense costs.

(k) Charter recorded warranty expense under IFRS, which exceeded the Colfax policy under U.S. GAAP. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 includes an adjustment to Cost of sales to reverse $0.5 million of incremental warranty expense recorded under IFRS.

(l) The Unaudited Condensed Combined Statement of Operations for the year ended December 31, 2011 includes an adjustment to decrease Selling, general and administrative expense by $0.2 million related to U.S. GAAP treatment for stock-based compensation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

Subtotal of Financial Statement Line Items Impacted by Multiple Adjustments Above:

	Year Ended December 31, 2011
	Cost of Sales	Selling, General and Administrative Expense	Reference
Reclassification - interest expense for retirement obligations	—	2,570	(a)
Reclassification - restructuring charges	(22,809)	(29,555)	(c)
Reclassification - research and development costs	(24,897)	24,897	(d)
Reclassification - Charter acquisition-related expense	—	(55,050)	(e)
Adjustment - research and development costs	(5,461)	11,083	(f)
Adjustment - incremental depreciation expense	—	(321)	(g)
Adjustment - pension expense under US GAAP	—	7,710	(h)
Adjustment - legal provisions	—	10,923	(j)
Adjustment - warranty expense	482	—	(k)
Adjustment - stock-based compensation expense	—	(161)	(l)
	(52,685)	(27,904)

6. Soldex Transaction Adjustments

(a) U.S. GAAP Adjustments

Capitalized software of $0.6 million was reclassified in the Unaudited Pro Forma Condensed Combined Balance Sheet as of
September 28, 2012 from Intangible assets, net to Property, plant and equipment, net in order to align Soldex's financial statements prepared in accordance with IFRS with Colfax's U.S. GAAP presentation.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 28, 2012 includes an adjustment of $0.7 million to align the measurement of uncertain tax positions at Soldex with U.S. GAAP. See 5(i) above for further discussion regarding the differences between IFRS and U.S. GAAP with respect to uncertain tax positions.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

(b) Estimated Purchase Consideration

The estimated purchase price, excess purchase price over net assets acquired and residual Goodwill are as follows (in thousands of U.S. dollars, except share information and as noted):

Total common and investment shares outstanding	283,431,161
Consideration paid per share	0.7096
Value of 100% of Soldex(1)	$201,123

Total common and investment shares purchased by Colfax	258,416,822
Consideration paid per share	0.7096
Proforma adjustment to cash and cash equivalents	$183,373

Tangible assets acquired	103,631	(i)
Liabilities assumed	(65,207)
Tangible net assets acquired	38,424
Excess of 100% value of Soldex over tangible net assets acquired	162,699
Total identifiable intangible assets	64,961	(ii)
Deferred tax liability, net	16,058	(i), (iii)
Identifiable intangible assets, net of deferred tax liabilities	48,903
Residual Goodwill	113,796
Soldex's Goodwill related to historical acquisitions	50,446
Goodwill adjustment	$63,350
__________
(1) Upon completion of the Soldex Acquisition, Colfax has a controlling financial interest in Soldex and its Consolidated Financial Statements will include the assets, liabilities, revenues and expenses of Soldex and the noncontrolling parties' ownership share is presented as a noncontrolling interest. Accordingly, Goodwill is calculated based upon the total fair value of 100% of the net assets of Soldex.

Except as discussed below, the carrying value of Soldex's assets and liabilities are considered to approximate their fair value.

(i) Tangible assets acquired reflect a $2.8 million adjustment to record inventory at fair value, referred to as the inventory step-up. An adjustment of $0.9 million was also made to deferred tax liabilities (included in Accrued liabilities) related to this adjustment. Additionally, an estimate of $2.5 million is reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 28, 2012 to reduce the value of inventory determined to be obsolete. An adjustment of $0.7 million was also made to deferred tax assets (included in Other current assets) related to this adjustment. The $2.8 million inventory step up was estimated to be amortized through Cost of goods sold within the first year following the Soldex Acquisition based upon inventory turnover calculated from public information.

(ii) The fair value of identifiable intangible assets was estimated using significant assumptions such as the amount and timing of projected cash flows and the assessment of the asset's life cycle, including competitive trends and other factors. The assumptions used by Colfax to arrive at the estimated fair value of the identifiable intangible assets were primarily derived from publicly available information, including market transactions of varying degrees of complexity.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

The fair value and weighted-average estimated useful life of identifiable intangible assets are as follows:

	Fair Value	Weighted-Average Estimated Useful Life
	(in thousands of U.S. dollars)	(in years)
Trademarks	$10,333	Indefinite
Technology	3,243	10
Customer relationships	51,385	20
Total acquired identifiable intangible assets	64,961
Soldex's identifiable intangible assets related to historical acquisitions	48,416
U.S. GAAP intangible asset reclassification	(647)
Adjustment to intangible assets	$17,192

(iii) Deferred tax liabilities of $20.9 million (included in Other liabilities) were recorded related to amortizable intangible assets, detailed above. Additionally, $4.9 million of deferred tax liabilities were eliminated related to identifiable intangible assets recognized by Soldex in conjunction with historical acquisitions. Deferred tax assets, deferred tax liabilities and the tax impact of the adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations were calculated using an approximate 32% effective tax rate, which is Colfax's estimate of Soldex's effective tax rate.

(iv) On July 1, 2011, the predecessor to Soldex, now known as Futurea Consorcio Inmobiliaro S.A., spun-off its Peru welding business and transferred all related assets and liabilities to Soldex. Under IFRS, the financial results of Peru were not included in the consolidated statement of operations for Soldex for periods prior to July 1, 2011. To include the results of operations for Peru for the period prior to transfer, the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 include the following adjustments, representing Peru's results of operations for the six months ended July 1, 2011 (in thousands of U.S. dollars):

Six Months Ended June 30, 2011
Net sales	$34,483
Cost of sales	21,576
Gross profit	12,907
Selling, general and administrative expense	6,904
Operating income	6,003
Interest expense	991
Income before income taxes	5,012
Provision for income taxes	1,665
Net income	$3,347

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

(c) Earnings Per Share

The pro forma calculation of basic and diluted EPS was calculated as follows:

	Nine Months Ended September 28, 2012	Year Ended December 31, 2011
Numerator:
Net income (loss) attributable to Colfax common shareholders	$43,908	$(116,862)
Less: net income attributable to participating securities(1)	5,757	—
	$38,151	$(116,862)

Denominator:
Weighted-average basic shares outstanding - as reported by Colfax	90,003,515	43,634,937
Adjustment to reflect shares issued to finance the Charter Acquisition(2)	1,955,629	40,917,786
Weighted-average shares outstanding - basic	91,959,144	84,552,723

Weighted-average dilutive shares outstanding - as reported by Colfax	90,003,515	44,268,110
Adjustment to reflect shares issued to finance the Charter Acquisition(2)	1,955,629	40,917,786
Net effect of potentially dilutive securities(3)	825,645	(633,173)
Weighted-average shares outstanding - dilutive	92,784,789	84,552,723

Net income (loss) per share - basic	$0.41	$(1.38)

Net income (loss) per share - diluted	$0.41	$(1.38)
__________
(1) Net income (loss) per share was calculated consistent with the two-class method in accordance with U.S. GAAP as the shares of the Company's Series A Preferred Stock are considered participating securities.

(2) For the nine months ended September 28, 2012, this amount represents the impact of the shares of Colfax Common stock issued to Charter shareholders and the aggregate shares of Colfax Common stock sold to BDT Capital Partners Fund I-A, L.P., Mitchell P. Rales, Steven M. Rales and Markel Corporation pursuant to various securities purchase agreements. For the year ended December, 31, 2011, this amount represents the total of these shares issued as they were issued subsequent to December 31, 2011.

The weighted-average computation of the dilutive effect of potentially issuable shares of Colfax Common stock under the treasury stock method for the nine months ended September 28, 2012 and the year ended December 31, 2011 excludes approximately 1.4 million and 1.8 million outstanding stock-based compensation awards, respectively, as their inclusion would be anti-dilutive.

(d) Noncontrolling Interest

The fair value of the noncontrolling interest, representing the 9% of common and investment shares of Soldex outstanding following the Soldex Acquisition, was calculated as follows (in thousands of U.S. dollars, except share amounts):

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

Total common and investment shares outstanding	283,431,161
Less: shares purchased by Colfax	258,416,822
Shares held by noncontrolling parties	25,014,339
Consideration paid per share	$0.7096
Fair value of noncontrolling interest	17,750
Further, the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 28,
2012 and the year ended December 31, 2011 include the noncontrolling parties' proportionate share of net income.

7. Financial Statement Grouping

Certain financial statement line items from the financial statements of Soldex and Charter are not separately presented on Colfax's financial statements and were grouped so their presentation would be consistent with Colfax. The groupings below were made prior to the presentation in the Unaudited Pro Forma Condensed Combined Financial Statements.

Charter

The following groupings were made to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 (in thousands of U.S. dollars):

Year Ended December 31, 2011
Selling and distribution costs	$(242,700)
Administrative expenses	(248,400)
Net finance charge- retirement benefit obligations	(1,600)
Share of post-tax profits of associates and joint ventures	4,400
Selling, general and administrative expense	$488,300

Other finance charge before losses on retranslation of intercompany loan balances	$(8,100)
Other finance charge before gains on retranslation of intercompany loan balances	3,700
Net gains (losses) on retranslation of intercompany loan balances	(12,800)
Interest expense	$17,200

Taxation charge on underlying profits	$27,100
Taxation on exceptional items and acquisition costs	(4,700)
Taxation on amortisation and impairment of acquired intangibles and goodwill	(1,700)
Taxation on net financing charge- retirement benefit obligations	(700)
Taxation on net gains on retranslation of intercompany loan balances	(900)
Provision for income taxes	$(19,100)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

Soldex

The following groupings were made to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 28, 2012 (in thousands of U.S. dollars):

As of September 28, 2012
Current Assets:
Prepaid expenses	$(215)
Other accounts receivable, net	(3,688)
Other accounts receivable from related parties	(115)
Other current assets	$4,018

Current Liabilities:
Trade accounts payable, net	$(7,304)
Other accounts payable from related parties	(82)
Accounts payable	$7,386

Equity:
Other capital reserves	$(5,415)
Retained earnings	(19,743)
(Accumulated deficit) retained earnings	$25,158

The following groupings were made to the Unaudited Pro Forma Condensed Combined Statements of Operations for the periods indicated (in thousands of U.S. dollars):

	Nine Months Ended September 28, 2012	Year Ended December 31, 2011
Selling and distribution costs	$(14,570)	$(16,211)
Administrative expenses	(7,357)	(7,856)
Other operating expenses, net	(377)	(90)
Foreign exchange difference	1,308	547
Selling, general and administrative expense	$20,996	$23,610

Financial expenses	$(2,364)	$(1,710)
Financial income	153	79
Interest expense	$2,211	$1,631